SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

North American DataCom, Inc.
(Exact name as specified in its charter)

Delaware	84-1067694
(State or other jurisdiction of Incorporation)	(I.R.S. Employer identification No.)

751 County Road 989, Building 1000, Iuka, MS 38852
(Address and Principal Executive Office and Zip Code)

Employee and Consultant Compensation Plan
(Full title of plan)

Robert R. Crawford
751 County Road 989, Building 1000, Iuka, MS 38852
(Name and address of agent for service)

(662) 442-5050
(Telephone number, including area code, of agent for service)

Copy to:
Lawrence R. Lonergan
Attorney at Law
325 Broadway, Suite 504
New York, NY 10007
(212) 571-7410
(Name, address and telephone number, including area code, of counsel)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum Offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (par value $.0001)	930,000 Shares	$.08	$74,400	$18.50
Estimated solely for the purpose of calculating the amount of registration fee. Such estimate has been computed in accordance with Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, as amended, based upon the price of the shares of $.08 based upon the closing bid price of the shares on February 27, 2002

PART I

INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Registration Statement on Form S-8 provides for the issuance of a total of 980,000 shares of common stock, par value $.0001 per share of North American DataCom, Inc. ("NADA"), as follows: Robert R. Crawford, NADA’s Chairman and CEO, 400,000 shares; Richard H. Barsom, a  consultant providing corporate business services to NADA, 200,000 shares; Lawrence R. Lonergan, Esq., NADA's legal counsel, 130,000 shares. Each of the foregoing persons were issued shares included in this Registration Statement for bona fide services to NADA as compensation in lieu of cash compensation. In addition to the above this Registration Statement provides for the issuance of shares to individual persons who have provided bona fide consulting corporate securities services to the NADA as follows: Thomas J. Craft, Jr., 80,000 shares; Richard Rubin, 80,000 shares; and Ivo Heiden, 40,000 shares. Messrs. Craft, Rubin and Heiden have been providing NADA with corporate securities compliance services under a written agreement with NADA.

Item 2. Registrant Information and Employee Plan Annual Information

Not applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by NADA with the SEC are incorporated by reference herein:

(a) NADA's Annual Report on Form 10-K for its fiscal year ended June 30, 2001 (Commission File No. 33-17679-D)
(b) all other reports filed by NADA pursuant to Section 13 or Section 15(d) of the Exchange Act, since June 30, 2001 through the date hereof; and
(c) any document filed by NADA with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares registered hereunder have been sold or that deregisters all such shares then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

Reference is made to Item 9, Description of Securities, in NADA’s Registration Statement on Form S-1/A, Commission File No. 333-51748, filed with the Commission on January 29, 2001.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officer

NADA’s Certificate of Incorporation, as amended, provides the right to indemnify of our officers and directors to the fullest extent permitted by Delaware law. In addition, under the Certificate of Incorporation, as amended, no director shall be liable personally to NADA or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that the certificate of incorporation does not eliminate the liability of a director for (1) any breach of the director's duty of loyalty to NADA or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director receives improper personal benefit.

The General Corporation Law of the State of Delaware (Section 102) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his/her fiduciary duty as a director, except in the case where the director breached his/her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Certificate of Incorporation, as amended, of North American Datacom, Inc., contains a provision which eliminates directors' personal liability as set forth above. The General Corporation Law of the State of Delaware (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise. North American DataCom, Inc.'s Certificate of Incorporation, as amended, provides that it is empowered to indemnify, to the fullest extent as expressly authorized by the General Corporation Law of the State of Delaware, the directors and officers of NADA. This right of indemnification is not exclusive of any other right which any person may acquire under any statute, bylaw, agreement, contract, vote of stockholders or otherwise. North American DataCom, Inc., as permitted by the General Corporation Law of the State of Delaware, may purchase liability policies which indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers or directors subject to limitations and conditions as set forth in the policies.

Commission Policy
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling NADA pursuant to the foregoing provisions, or otherwise, NADA has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits to this registration statement are listed in the index to Exhibits on page 5.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

The undersigned registrant hereby undertakes:
        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the registration statement is on Form S-3 (Section 239.13 of this chapter) or Form S-8 (Section 239.16b of this chapter) or Form F-3 (Section 239.33 of Regulation S-K), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by NADA pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Section 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that NADA includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (Section 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by NADA pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b) Filings incorporating subsequent Exchange Act documents by reference. Include the following if the registration statement incorporates by reference any Exchange Act document filed subsequent to the effective date of the registration statement:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of NADA's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, NADA certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Iuka, State of Mississippi on February 28, 2002.

North American DataCom, Inc.

By:  /s/ Robert Crawford
Robert Crawford, Chairman and CEO,

INDEX TO EXHIBITS

5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.	7
23.1 Consent of Independent Certified Public Accountants.	8
23.2 Consent of Counsel (included as part of Exhibit 5.1).	7

Exhibit 5.1

Lawrence R. Lonergan
Attorney at Law
325 Broadway, Suite 504
New York, NY 10007
(212) 571-7410

February 28, 2002
U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549
Re: Registration Statement on Form S-8

Gentleman:

I have acted as counsel for North American DataCom, Inc. (the "Company") in connection with the preparation and filing of its Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to 930,000 shares of common stock, $.0001 par value, issuable pursuant to individuals who are present employees, legal counsel and individual consultants for the Company.

I have examined the Company's Certificate of Incorporation, as amended, and the By-Laws and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of North American DataCom, Inc., and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below. As partial consideration for my legal services to the Company, I have been issued 130,000 shares of the Company's common stock which are included in this Registration Statement.

Based on the foregoing examination, I am of the opinion that the shares of common stock issuable under this Registration Statement are duly authorized and, when issued, will be validly issued, fully paid and nonassessable.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Very truly yours,

/s/ Lawrence R. Lonergan
Lawrence R. Lonergan, Esq

Exhibit 23.1

BDO	BDO Seidman, LLP	Clark Tower
	Accountants and Consultants	5100 Poplar Avenue, Suite 2600
Memphis, Tennessee 38137
Telephone: 901-680-7600
Fax: 901-680-7601

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
North American DataCom, Inc.
Iuka, Mississippi

We hereby consent to the incorporation by reference in this Registration Statement of our report dated October 12, 2001, relating to the consolidated financial statements of North American DataCom, Inc., appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO SEIDMAN, LLP

BDO Seidman, LLP
Memphis, Tennessee
February 28, 2002